Exhibit 4.2

FORM OF

NETLOGIC MICROSYSTEMS, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

NETLOGIC MICROSYSTEMS, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Second Amended and Restated Investor Rights Agreement (the “Agreement”) is made as of the 31st day of August, 2001, by and among NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), the new investors executing this Agreement as set forth on the Schedule of Investors attached as Exhibit A (each of which is herein referred to individually as a “Series D Investor” and collectively the “Series D Investors”) and all of the investors who are parties to and whose names are set forth on Exhibit A (the “Existing Investors” and, together with the Series D Investors, the “Investors”) to the Amended and Restated Investor Rights Agreement dated as of January 16, 2001 (the “Prior Agreement”), which is amended hereby.

RECITALS

WHEREAS, the Company, the Series D Investors and certain of the Existing Investors have entered into a Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company desires to sell to the Series D Investors and certain of the Existing Investors and the Series D Investors and certain of the Existing Investors desire to purchase from the Company shares of the Company’s Series D Preferred Stock (the “Series D Preferred”);

WHEREAS, a condition to closing the purchase and sale of the Series D Preferred under the Purchase Agreement is the Company, the Series D Investors and certain of the Existing Investors are required to enter into this Agreement in order to amend the Prior Agreement as provided hereunder; and

WHEREAS, the Prior Agreement may be amended only with the written consent of the Company and the holders of 60% of the shares of Series C Preferred Stock currently outstanding.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions set forth in this Agreement, the parties mutually agree that the Prior Agreement is hereby amended and restated in its entirety as follows:

1. Registration Rights. The Company and the Investors covenant and agree as follows:

1.1 Definitions. For purposes of this Agreement:

(a) The term “Exchange Act” refers to the Securities and Exchange Act of 1934, as amended;

(b) The term “FormS-3” means such form under the Securities Act in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;

(c) The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.12 of this Agreement;

(d) The term “Preferred Stock” means shares of the Company’s issued and outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

(e) The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act, the public offering price of which is not less than $7.50 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) and which results in aggregate gross proceeds to the Company of $20,000,000;

(e) The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

(f) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.14 hereof, and (ii) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(g) The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

(h) The term “Securities Act” refers to the Securities Act of 1933, as amended; and

(i) The term “SEC” means the Securities and Exchange Commission.

1.2 Request for Registration.

(a) If the Company shall receive at any time after the later of (i) six months following a Qualified IPO or (ii) December 31, 2003, a written request from the Holders of at least 30% of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of the Registrable Securities then outstanding, then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.2(b), use its best efforts to effect as soon as practicable, and in any event within sixty (60) days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 3.4.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.2 and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter shall be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.5(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities held by the Initiating Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any 12-month period.

(d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

(i) After the Company has effected two registrations pursuant to this Section 1.2 and such registrations have been declared or ordered effective;

(ii) During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii) If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.4 below.

1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 6.5, the Company shall, subject to the provisions of Section 1.8, cause to be registered, under the Securities Act, all of the Registrable Securities that each such Holder has requested to be registered.

1.4 Registration for Resale. In case the Company is a reporting company under the Exchange Act and shall receive from any Holder or Holders of not less than fifteen percent (15%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 or any other form and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within

15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $500,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 1.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for the Holders pursuant to this Section 1.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement subject to Section 1.3.

(c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 1.4 shall not be counted as registrations effected pursuant to Section 1.2.

1.5 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days.

(c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days.

(g) Cause all such Registrable Securities registered pursuant hereto to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(h) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i) Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.4(b)(ii), whichever is applicable.

1.7 Expenses of Registration. All expenses incurred by the registration of Registrable Securities pursuant to Section 1.2, 1.3, or 1.4, (other than underwriting discounts and commissions incurred in connection with registrations or stock transfers, taxes, and fees of one counsel to the registering holders which shall not in any event exceed $30,000), will be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.2; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that information known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.2.

1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.3 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (i) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling stockholders may be excluded or (ii) notwithstanding (i) above, any shares being sold by a stockholder exercising a demand registration right similar to that granted in Section 1.2 be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder”, and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners or officers, directors or shareholders of each Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

(b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

(d) If the indemnification provided for in this Section 1.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.10(d) exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’

relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) The obligations of the Company and Holders under this Section 1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.12 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least 250,000 shares of such securities (which, in the case of related funds or affiliates, may be aggregated) or all of such transferring Holders shares, provided however, that the Company is, furnished with prompt written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and the transferee has agreed to be bound by the terms and conditions of this Agreement. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1. Transfers of registration rights to a partner or affiliate of the transferee shall be without the restriction set forth above as to minimum stockholdings.

1.13 Further Limitations on Disposition.

(a) Lock Up; Agreement. In connection with the initial public offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (except for those securities being registered) without the prior written consent of the Company or the managing underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the managing underwriters at the time of the Company’s initial public offering.

(b) Limitations. The obligations described in Section 1.13(a) shall apply only if all officers and directors of the Company, all one percent (1%) stockholders, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c) Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.13(a)).

(d) Transferees Bound. Each Holder agrees that it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.13.

1.14 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 1 on the earlier of (i) five (5) years following the consummation of a Qualified IPO or (ii) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three (3)-month period without registration.

1.15 Grants of Additional Registration Rights. The Company shall not, without first obtaining the written consent of the holders of a majority of the Registrable Securities, grant to a prospective holder of the Company’s capital stock registration rights superior to or pari passu with those of the holders of the Preferred Stock.

2. Covenants of the Company.

2.1 Delivery of Financial Statements. The Company shall deliver to each holder of at least 250,000 shares of Registrable Securities (other than a Holder reasonably deemed by the Company to be a competitor of the Company):

(a) annual financial statements, including a balance sheet, a statement of operations and a statement of cash flows for each fiscal year, all prepared in accordance with generally accepted accounting principles and audited and certified by the Company’s independent public accountants, within 90 days after the end of each fiscal year;

(b) quarterly unaudited financial statements, including a balance sheet, a statement of operations and a statement of cash flows for each fiscal quarter, all prepared in accordance with generally accepted accounting principles but without footnotes of any kind, within 30 days after the end of each of the first three quarters of each fiscal year; and

(c) monthly financial statements, including a balance sheet, a statement of operations and a statement of cash flows for each month, as well as budgets and summaries of financial plans at the same time that these financial statements are provided to the members of the Board of Directors of the Company.

2.2 Inspection. The Company shall permit each Holder of at least 250,000 shares of Registrable Securities (except for a Holder reasonably deemed by the Company to be a competitor of the Company), at such Holder’s expense, to visit and inspect the Company’s properties, to examine its books of accounts and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Holder; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information.

3. Right of First Offer. Subject to the terms and conditions specified in this Section 3, the Company hereby grants to each Major Investor (as hereinafter defined) a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined). For purposes of this Section 3, a “Major Investor” shall mean any person who holds in the aggregate, at least 300,000 shares of the Series C and/or Series D Preferred Stock (or the Common Stock

issued upon conversion thereof) issued pursuant to the Series C Preferred Stock Purchase Agreement or the Purchase Agreement. For purposes of this Section 3, Major Investor includes any general partners and affiliates of a Major Investor. A Major Investor who chooses to exercise the right of first offer may designate as purchasers under such right itself or its partners or affiliates in such proportions as it deems appropriate. Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions (the “Offer Right”):

(a) The Company shall deliver a notice by certified mail (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b) Within 15 calendar days after delivery of the Notice, the Major Investor may elect, by giving written notice to the Company, to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities). Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. Failure by the Major Investor to give a written notice as contemplated herein shall be deemed an election by it not to exercise its rights hereunder.

(c) In the event that any portion of the Shares remain unsubscribed following the period set forth in subsection 3(b) hereof, the Company shall deliver a second notice by certified mail (“Second Notice”) only to those Major Investors who exercised their Offer Right in accordance with subsection 3(b) stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares. Within 15 calendar days after delivery of the Second Notice, each Major Investor who receives the Second Notice may elect, by giving written notice to the Company, to purchase or obtain, at the price and on the terms specified in the Second Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all outstanding convertible or exercisable securities) held by all Major Investors who receive the Second Notice. Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. Failure by the Major Investor to give a written notice as contemplated herein shall be deemed an election by it not to exercise its rights hereunder.

(d) The Company may, during the 45-day period following the expiration of the period provided in subsection 3(c) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(e) The right of first offer pursuant to this Section 3 shall not be applicable (i) Common Stock issued to employees, consultants, officers or directors of the Company pursuant to a stock purchase, stock option or other written compensation plan approved by a majority of the members of the Board of Directors of the Company (including options granted prior to the financing), (ii) the issuance of securities in connection with acquisition transactions approved by a majority of the members of the Board, (iii) the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions that are primarily for non-equity financing purposes and approved by a majority of the members of the Board, (iv) shares issued upon conversion of any of the Preferred Stock, (v) the issuance of securities in a public offering in which all of the Preferred Stock will be converted, (vi) the issuance of securities pursuant to currently outstanding options, warrants, notes, or other rights to acquire securities of the Company, or (vii) stock splits, stock dividends or like transactions. Such right of first offer shall terminate upon an acquisition of the Company, a Qualified IPO, or at such time as the Company becomes subject to the reporting provisions of the Exchange Act. In addition to the foregoing, the right of first offer in this paragraph 3(e) shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

4. Board of Directors Voting Rights and Observer Rights.

(a) So long as there are at least one million (1,000,000) shares of Series B Preferred Stock outstanding (as adjusted for stock splits, stock dividends or recapitalizations) Berg & Berg Enterprises shall be entitled to elect one member of the Board of Directors of the Company.

(b) For so long as U.S. Trust (or its affiliates) owns at least one million (1,000,000) shares of Series D Preferred (as adjusted for stock splits, stock dividends or recapitalizations), U.S. Trust shall be entitled to designate one individual reasonably acceptable to the Company (such designee, an “Observer”) who shall be entitled to notice of, to attend and to any documentation distributed to members before, during or after, all meetings (including any action to be taken by written consent) of the Board of Directors (the “Board”) of the Company; provided, however, that upon the request of the Board, the Observer will excuse himself or herself from any portion of a meeting of the Board if the Chairman of the Board or a majority of the Board shall reasonably determine it to be necessary for purposes of confidentiality, competitive factors, or attorney-client privilege. The Observer shall not be (a) permitted to vote at any meeting of the Board, or (b) counted for purposes of determining whether there is sufficient quorum for the Board to conduct its business. The parties hereto hereby acknowledge and agree that notwithstanding contrary authority, if any, the Observer shall have no duties to the

Company or its stockholders except as specifically set forth in this Section 4(b). U.S. Trust shall designate, and may replace, the Observer with or without cause in its sole discretion (provided that any designee or replacement shall be reasonably acceptable to the Company) by providing written notice to the Company at least 5 business days prior to any such action taking effect. For purposes of this section the term “affiliate(s)” shall mean any wholly owned subsidiary or parent of, or any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with or any funds advised by U.S. Trust. U.S. Trust, its affiliates and its Observer shall agree to maintain in confidence all confidential information disclosed to the Observer pursuant to this Section 4(b). U.S. Trust and the Observer shall only be entitled to disclose the confidential information to U.S. Trust’s employees, agents and advisors who reasonably need to know such information for the purpose of evaluating and managing the relationship between U.S. Trust and the Company. In addition, any confidential information provided to U.S. Trust by the Company in tangible form shall not be copied or distributed except to the individuals listed in the preceding sentence. Notwithstanding anything to the contrary set forth herein, the provisions of this Section 4(b) shall not be amended without the prior written consent of U.S. Trust, which consent shall not be unreasonably withheld.

5. Termination of Covenants. The covenants set forth in Sections 2, 3 and 4 shall terminate as to each and every Holder and Investor under this Agreement and the Prior Agreement and be of no further force or effect (i) immediately prior to the consummation of a Qualified IPO, (ii) upon a sale, conveyance, or other disposition of all or substantially all of the Company’s property or business or merger with or into or consolidation with any other corporation (other than a wholly-owned subsidiary corporation) or any other transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of and the Company is not the survivor (a “Change in Control”), or (iii) with respect to Sections 2.1 and 2.2 only, when the Company or any issuer of securities issued in exchange for securities of the Company first becomes or is subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act.

6. Miscellaneous.

6.1 Legends.

(a) The certificates evidencing shares of the Company held by parties hereto shall bear, in addition to any other legend required under the federal or the state securities laws, the following legends, as applicable:

THE VOLUNTARY OR INVOLUNTARY ENCUMBRANCE, TRANSFER, OR OTHER DISPOSITION (INCLUDING, WITHOUT LIMITATION, ANY DISPOSITION PURSUANT TO THE LAWS OF BANKRUPTCY, INTESTACY, DESCENT AND DISTRIBUTION OR SUCCESSION) OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE IS RESTRICTED UNDER THE TERMS OF AN AGREEMENT BY AND AMONG THE COMPANY AND CERTAIN OF ITS STOCKHOLDERS, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. UPON WRITTEN REQUEST OF ANY STOCKHOLDER TO THE COMPANY, THE COMPANY SHALL FURNISH, WITHOUT CHARGE TO SUCH STOCKHOLDER, A COPY OF SUCH AGREEMENT.

(b) Legend Removal. The legends referred to in this Section 6 shall be removed upon termination of this Agreement in accordance with the provisions of Section 5.

6.2 Termination of Prior Agreement. The Parties hereto agree and confirm that this Agreement shall amend, restate and replace the Prior Agreement in its entirety.

6.3 Successors and Assigns. Except as otherwise provided herein, the terms and provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

6.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of 60% of the Series C Preferred Stock then outstanding; provided that if such amendment has the effect of affecting the individuals listed on the signature page as the “Founders” in a manner adverse to the interests of a Founder, then such amendment shall require the consent of that Founder.

6.5 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally, mailed by first class mail, postage prepaid, or delivered by courier or overnight delivery, addressed (a) if to the Investors, at each Investor’s address as the Investors shall have furnished to the Company in writing, or (b) if to the Company, at 450 National Avenue, Mountain View, CA 94043, Attention: Ronald Jankov, or such other address as the Company shall have furnished to the Investors in writing. Notices to the Company’s legal counsel should be sent to McCutchen, Doyle, Brown & Enersen, LLP, 3150 Porter Drive, Palo Alto, CA 94304, Attention: Alan B. Kalin, Esq., notices to legal counsel for Sevin Rosen should be sent to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 155 Constitution Drive, Menlo Park, CA 94025, Attention: Daniel E. O, Connor, Esq. and notices to legal counsel for U.S. Trust should be sent to Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C., Chrysler Center, 666 Third Avenue, 25th Floor, New York, NY 10017, Attention: Gordon R. Caplan, Esq.

6.6 Severability. In case any provision of this Agreement shall be found by a court of law to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

6.7 Governing Law. This Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

6.8 Counterparts. This Agreement may be executed in counterparts. A party’s delivery of a signed counterpart by electronic facsimile or other means of electronic transmission will constitute that party’s due execution and delivery of this Agreement.

6.9 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.10 Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Page Follows]

The parties have executed this Second Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY:
NETLOGIC MICROSYSTEMS, INC., a Delaware corporation

By:

Ronald S. Jankov President and Chief Executive Officer

U.S. TRUST:
Excelsior Venture Partners III, LLC

By:

Douglas A. Lindgren, Co-Chief Executive Officer and Chief Investment Officer

FUND VIII:
Sevin Rosen Fund VIII L.P.
	By:	SRB Associates VIII L.P., its General Partner

By:

John V. Jaggers, General Partner

FUND VIII AFFILIATES FUND:
Sevin Rosen VIII Affiliates Fund L.P.
	By:	SRB Associates VIII L.P., its General Partner

By:

John V. Jaggers, General Partner

GLOBAL LINK 1 CAPITAL:

By:

Ronald Jankov, as Trustee

(Additional Investors’ signatures follow on the attached separate signature page.)

NETLOGIC MICROSYSTEMS, INC.

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

By signing below the Investor agrees to all of the terms of the Second Amended and Restated Investor Rights Agreement.

Instructions: Please sign where indicated below.

(Individual investors sign below)	(Investing entities sign below)
Exact Legal
Name of Entity:______________________________________

__________________________________________________

Print investor name below:

By:

(Authorized person sign on above line)

__________________________________________________

Print name of authorized person below:

___________________________________________________

Title of Authorized Person:_____________________________

EXHIBIT A

SCHEDULE OF INVESTORS

Investors:

First Closing:

U.S. Trust: Excelsior Venture Partners III, LLC

Sevin Rosen Fund VIII L.P.

Sevin Rosen VIII Affiliates Fund L.P.

Berg and Berg Enterprises, LLC

Global Link 1 Capital

The Godinho Family Revocable Living Trust dated April 21, 1995, Norman Godinho, Trustee

The Individuals’ Venture Fund (1999) Q, L.P.

The Individuals’ Venture Fund (1999) L.P.

The Individuals’ Venture Fund (Seed) R.L.P.

The Individuals’ Venture Fund (Seed) Q, L.P.

Silicon Valley Equity Fund II, L.P.

Silicon Valley Equity Fund, L.P.

Emerging Alliance Fund, L.P.

Prudence Venture Investment Corporation

Huntington Technology Fund, L.P.

Eddie Sin Po Chiu

Leonard Perham

Dimension Partners, LLC

Hideyuki Tanigami and Judy Bogard-Tanigami, Co-Trustees, U/T/D 9/01/99

Mitsui & Co., Ltd.

Ronald S. Jankov

Scott & Lori Burri

Douglas Broyles

Second Closing:

BSI, SA

Third Closing

Mitsubishi International Corporation

MC Silicon Valley, Inc.

MIC Capital LLC

NETLOGIC MICROSYSTEMS, INC.

AMENDMENT TO

SECOND AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

This Amendment to the Second Amended and Restated Investor Rights Agreement (this “Amendment”) is made as of March 18, 2004, by and among NetLogic Microsystems, Inc., a Delaware corporation (the “Company”), and certain of the investors who are parties (the “Investors”) to the Second Amended and Restated Investor Rights Agreement originally dated as of August 31, 2001 (the “Investor Rights Agreement”), which is amended hereby.

RECITALS

WHEREAS, the Company has authorized the issuance and sale of convertible promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase shares of the Company’s common stock, par value $0.001 per share, to certain of the Investors (collectively, the “Bridge Investors”);

WHEREAS, the Company and the Bridge Investors have entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) of even date herewith pursuant to which the Company desires to issue and sell to the Bridge Investors, and the Bridge Investors desire to purchase from the Company, the Notes and the Warrants;

WHEREAS, as a condition to closing the purchase and sale of the Notes and Warrants under the Purchase Agreement, the Company, the Bridge Investors and certain of the Investors are required to enter into this Amendment in order to amend the Investor Rights Agreement as provided hereunder; and

WHEREAS, pursuant to Section 6.4 thereof, the Investor Rights Agreement may be amended only with the written consent of the Company and the holders of 60% of the shares of the Company’s Series C Preferred Stock currently outstanding.

NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein, the parties hereby agree as follows:

1. Amendments.

(a) Definition of Registrable Securities. Section 1.1(f) of the Investor Rights Agreement shall be amended and restated in its entirety as follows:

(f) The term “Registrable Securities” means (i) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, other than shares for which registration rights have terminated pursuant to Section 1.14 hereof, (ii) any shares of Common Stock issuable or issued upon the exercise of any warrants issued in connection with the transactions contemplated by that certain Note and Purchase Agreement to be dated on or about March 18,

2004, by and among the Company and the other parties thereto, and (iii) any shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i) or (ii); provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

(b) Amendments and Waivers. The following sentence shall be inserted as the last sentence of Section 6.4 of the Investor Rights Agreement:

Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Company for the sole purpose of including additional parties as “Investors” and “Holders.”

2. Miscellaneous. This Amendment shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the state of California, and shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties hereto. This Amendment may be executed in two or more counterparts each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. A party’s delivery of a signed counterpart by electronic facsimile or other means of electronic transmission will constitute that party’s due execution and delivery of this Amendment. The headings of sections are inserted for convenience only and are not intended to limit or define the scope or effect of any provision of this Amendment. The invalidity, illegality or unenforceability of any provision of this Amendment shall not affect the enforceability of any other provision of this Amendment, all of which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Second Amended and Restated Investor Rights Agreement as of the date first above written.

COMPANY:	NETLOGIC MICROSYSTEMS, INC., a Delaware corporation

By:

Ronald S. Jankov President and Chief Executive Officer

FUND VIII:	Sevin Rosen Fund VIII L.P. By: SRB Associates VIII L.P., its General Partner

By:

Jackie R. Kimzey, General Partner

FUND VIII AFFILIATES FUND:	Sevin Rosen VIII Affiliates Fund L.P. By: SRB Associates VIII L.P., its General Partner

By:

Jackie R. Kimzey, General Partner

GLOBAL LINK 1 CAPITAL:

By:

Ronald Jankov, as Trustee